Exhibit 99.1

Press Release October 15, 2008
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Strong Third Quarter and Nine-Month 2008 Results

FORT WAYNE, INDIANA, October 15, 2008– Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced third quarter 2008 net income of $193 million, or $0.98 per diluted share, down sequentially 8 percent from $210 million, or $1.05 per diluted share, compared to the second quarter of 2008, but 92 percent higher than the $101 million reported for the third quarter of 2007. Net sales of $2.6 billion for the third quarter were up 7 percent compared to $2.4 billion in the second quarter of 2008, and increased 122 percent from $1.2 billion in the third quarter of 2007. For the first nine months of 2008, both net sales of $6.9 billion and net income of $546 million set company records. Earnings were $2.75 per diluted share for the first nine months versus $1.51 for the year-earlier period. Third quarter 2008 results included contributions from the Recycle South operations that were purchased in June 2008.

Third quarter steel shipments of 1.4 million tons were 12 percent lower than second quarter 2008 and 9 percent lower than third quarter 2007 shipments. Reduced volume was due primarily to a 19 percent sequential decrease in flat-rolled steel shipments by the Flat Roll Division and The Techs. Flat-rolled steel shipments for late September were below our expectations as steel customers reduced order entry and deferred order releases when steel selling prices started to fall. Lower September prices resulted in reduced margins for the Flat Roll Division while working down mill scrap inventories that had been purchased at higher prices.

Compared to the second quarter, SDI’s merchant bar shipments were up 8 percent, engineered bar shipments were up 3 percent, and structural steel shipments were down 2 percent. Operating income for the long products steel operations remained very strong. New Millennium Building Systems saw modest improvement in volume and higher selling prices, but continued to experience weak commercial building market conditions.

OmniSource shipments of ferrous scrap were 1.8 million net tons, up 17 percent compared to the second quarter of 2008 and non-ferrous shipments were 242 million pounds, down 5 percent. Iron Dynamics continued to operate well, producing 70,000 net tons of pig iron for use in flat-roll steel production.

“SDI’s third quarter results of $0.98 per diluted share were somewhat below our July 21 third-quarter earnings guidance, principally due to the unprecedented decline in ferrous scrap prices in September,” said Keith Busse, Chairman and CEO of Steel Dynamics. “The steep drop in ferrous and non-ferrous scrap prices in September resulted in significantly reduced profits for OmniSource due to lower selling values for shipments as matched against higher August input costs. Despite record performances in July and August, and although the level of OmniSource’s scrap inventories was within a customary range, the September decline of approximately $300 per ton in prime scrap prices nevertheless caused a significant decrease in OmniSource’s September operating profit, reducing SDI’s expected quarterly earnings results by about $0.12 per diluted share.

“Because scrap-yard inventories typically turn within the month, the impact of this large price reduction on scrap operating profits is primarily confined to September, although there will be some further impact on scrap operating profits in the fourth quarter due to further ferrous pricing declines. Normal margins should return to health in the November-December timeframe, but volumes could be lower, with anticipated further improvement in the first quarter of 2009. The bright side of this recent significant decline in ferrous scrap prices is that with lower scrap costs, raw material costs at our steel operations will be significantly lower.

“It should be noted that had the steep decline in scrap prices not occurred, our third quarter could have, in fact, been a record quarter for the company, despite the difficulties of the U.S. economy,” Busse said. “This speaks volumes about the viability of our low cost variable cost structure.

“Pricing and the volume of steel production and shipments in the fourth quarter will depend on the tenor of the steel market and the economy in general, as well as business and consumer confidence. If business activity is slow to recover, we will generate lower fourth quarter shipping volumes and earnings, primarily in flat-rolled products. Our long products steel operations have recently seen slightly weaker order entry, but they all currently have healthy backlogs. The outlook in the marketplace for flat-rolled steel is currently more uncertain.

“Raw materials inventories for our long products mills were relatively low going into the fourth quarter, but our flat products scrap inventories were relatively high, suggesting it will take longer to work them down with lower anticipated volumes in this part of our steel business. Accordingly, we would expect our overall earnings could be about half that of our earnings in the third quarter. Nevertheless, given the current uncertainties about steel demand and pricing for the fourth quarter, we are not providing specific fourth-quarter guidance at this time, but will provide an update as the quarter progresses. We are withdrawing our previous full-year 2008 earnings guidance of $3.80 to $3.90 per diluted share as market circumstances have changed dramatically. We believe that our steel shipments (primarily flat-rolled) will be significantly lower in the fourth quarter, but I would emphasize that the low, variable-cost structure of our steel operations enables us to operate profitably at lower operating rates than most of our peers,” Busse said.

Regarding the company’s capital structure, long-term debt was $2.2 billion at the end of the quarter with only $65 million of principal due in the next twelve months. Borrowings on our $874-million senior secured revolving credit facility (maturing July 2012), totaled $575 million. We currently anticipate substantial decreases in working capital requirements during the fourth quarter, providing for a meaningful reduction of our revolver borrowings before the end of the year.

During the third quarter, the company repurchased 18.9 million shares of its common stock at a cost of $439 million, or at an average purchase price of $23 per share. At the end of the quarter, there were 183.1 million shares of Steel Dynamics common stock outstanding. During the quarter, the last of the outstanding 4.0% convertible notes were converted to stock.

“In light of these factors, it is simply beyond comprehension why our share price, which is supposed to reflect rational thinking by rational people, is where it is today. Frankly, in my judgment, those who have literally dumped their shares into a grossly oversold market have made some very poor investment decisions,” Busse said.

“Indeed, we believe that our metals recycling segment will soon return to a solid and sustainable level of profitability and that our long products businesses will remain stable with excellent earnings.  And, considering the impact from our flat-rolled products operations, where we have anticipated the possibility of substantial short-term weakness into early next year – including a drop in steel pricing and sharply reduced volumes – substantial earnings growth in the first quarter of 2009 is not an unreasonable expectation in light of our superior cost structure.  So, in spite of a weaker economy, 2009 could, with scrap prices remaining soft, be another outstanding year for Steel Dynamics,” Busse concluded.

Project Status

Regarding capital investments, steelmaking capacity upgrades at the company’s three Indiana steel mills are on track.  The Structural & Rail Division’s new medium section rolling mill began commissioning in August.  It is ramping up one product family at a time, and made its first shipments of wide-flange beams at the end of August.  Construction of the building housing Columbia City’s second caster is underway. After installation of the second caster in mid-2009, the structural mill will be capable of casting and rolling at least 2 million tons per year.

At the Engineered Bar Products mill at Pittsboro, work has been ongoing to expand the existing reheat furnace as well as making equipment modifications in casting and rolling.  These changes are expected to be completed early in 2009, increasing the mill’s production capacity to 750,000 tons per year and extending its product capabilities.

At the Butler Flat Roll mill, replacement of the first two EAF furnace shells began in September, two months ahead of schedule.  All four shells will be replaced with higher-capacity vessels, and along with other completed upgrades, will increase the mill’s capacity ultimately to 3 million tons per year.

Meanwhile, construction of the Mesabi Nugget plant at Hoyt Lakes, Minnesota, is proceeding on plan.  The two major processing buildings are in the process of being enclosed for the winter. Installation of the large rotary hearth furnace has begun, and site utility and rail infrastructure projects are proceeding.  During the third quarter the re-permitting of the Steel Dynamics Mesabi iron mine received strong public support at a public hearing conducted by Minnesota environmental officials. We continue to expect the start-up of the Mesabi Nugget plant in the third quarter of 2009 and, subject to obtaining on a timely basis the permits needed to operate the mine, commencing mining operations by late 2010.

Third Quarter 2008 Operating Segment Information

The following highlights our third quarter 2008 results for each of SDI’s three primary operating segments.

Steel Operations.  Steel Operations represented 53 percent of the company’s third quarter net sales. This segment includes five electric-arc-furnace (EAF) steel mills and related steel processing facilities, including The Techs, which galvanize steel sheet that is sourced primarily from third parties.  In addition to flat-rolled steel, the company’s steel operations produce structural steel, merchant bars, special-bar-quality steel, and other specialty shapes.

Third quarter 2008 Steel Operations net sales were $1.7 billion on shipments of 1.4 million tons (including intra-company shipments).  Based on tons shipped, including steel shipments made by The Techs, flat-rolled products accounted for 55 percent of third quarter steel segment shipments.  Structural steel shipments were 20 percent, engineered bars were 10 percent, merchant bars were 10 percent, and the remaining 5 percent were shipments by the Steel of West Virginia subsidiary. Operating income for the steel segment was $285 million, or $200 per ton shipped, compared to $206 per ton in the second quarter.  These figures exclude profit-sharing costs and amortization related to the segment’s intangible assets.

The third quarter’s average selling price per ton for Steel Operations was $1,186, an increase of $175 per ton from $1,011 in the second quarter of 2008 and an increase of $487 per ton from the year-ago quarter.  The average scrap cost per net ton charged increased by $87 compared to the second quarter, and was $290 higher than the third quarter of 2007.

Metals Recycling and Ferrous Resources.  This segment includes ferrous and non-ferrous metals processing and trading by OmniSource Corporation and SDI’s Iron Dynamics scrap-substitute operation, which produces pig iron for use by the Flat Roll Division.  The segment also includes expenses related to the Mesabi Nugget project, which is currently under construction.  The segment’s net sales for third quarter 2008 were $1.3 billion (including intra-company sales), representing 42 percent of SDI’s third quarter net sales.  Operating income for this segment was a record $101 million, excluding profit-sharing costs and amortization related to the segment’s intangible assets.

For the third quarter, total ferrous scrap shipments, including shipments to SDI’s Steel Operations, were 1.8 million tons and non-ferrous scrap shipments were 242 million pounds.  During the third quarter, the company’s scrap operations supplied 714,000 tons of ferrous scrap to SDI’s steel operations, or approximately 43 percent of the tonnage of ferrous scrap purchased by our mills during the quarter.

Steel Fabrication Operations.  Steel Fabrication Operations includes New Millennium Building Systems fabricating plants that produce joists, trusses, and steel decking used in the construction of non-residential buildings.  Third quarter net sales were $111 million, or 3 percent of SDI’s third quarter net sales.  Operating income for this segment was $5 million, or $58 per ton shipped, excluding profit-sharing costs and amortization related to the segment’s intangible assets.  Third quarter shipments totaled 78,000 tons at an average selling price of $1,413 per ton.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue growth, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Thursday, October 16, 2008, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss third quarter results.  You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:

www.steeldynamics.com

Dial-in information is available on our Web site.  An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site.  No telephone replay will be available.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2008	2007	2008	2007	2008

Net sales	$2,563,943	$1,156,593	$6,870,087	$2,933,515	$2,403,939
Costs of goods sold	2,118,737	928,142	5,597,917	2,272,079	1,924,284
Gross profit	445,206	228,451	1,272,170	661,436	479,655

Selling, general, and administrative expenses	67,459	37,670	219,355	98,242	86,557
Profit sharing	30,800	14,699	76,204	43,740	26,897
Amortization of intangible assets	10,765	2,155	30,416	6,556	8,120

Operating income	336,182	173,927	946,195	512,898	358,081

Interest expense, net capitalized interest	37,446	14,602	102,728	29,048	35,475
Other (income) expense, net	(8,342)	(602)	(33,048)	10,205	(16,901)

Income before income taxes	307,078	159,927	876,515	473,645	339,507

Income taxes	114,070	59,336	330,456	176,949	129,013

Net income	$193,008	$100,591	$546,059	$296,696	$210,494

Basic earnings per share	$.99	$.56	$2.85	$1.59	$1.11

Weighted average common shares outstanding	195,347	179,481	191,579	186,324	190,351

Diluted earnings per share,
Including the effect of assumed conversions	$.98	$.53	$2.75	$1.51	$1.05
Weighted average common shares and share equivalents outstanding	196,859	189,858	198,840	196,898	200,345

Dividends declared per share	$.10	$.075	$.30	$.225	$.10

Note: All prior period share data has been adjusted to reflect the company’s two-for-one stock split effective March 2008.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Nine Months Ended		First	Second
	September 30,		September 30,		Quarter	Quarter
	2008	2007	2008	2007	2008	2008

Steel Operations*
Shipments (net tons)
Flat Roll Division	576,059	689,762	1,967,660	1,881,361	685,320	706,281
Structural and Rail Division	281,126	302,141	866,963	895,618	299,687	286,150
Engineered Bar Products Division	149,708	133,795	442,741	408,130	147,948	145,085
Roanoke Bar Division	148,128	142,243	436,078	453,253	151,368	136,582
Steel of West Virginia	62,849	69,024	218,907	214,457	75,724	80,334
The Techs	209,191	230,691	734,110	230,691	262,011	262,908
	1,427,061	1,567,656	4,666,459	4,083,510	1,622,058	1,617,340
Intercompany	(141,113)	(134,614)	(395,926)	(372,537)	(130,685)	(124,128)
Net shipments	1,285,948	1,433,042	4,270,533	3,710,973	1,491,373	1,493,212

Average selling price per ton shipped	$1,186	$699	$985	$682	$782	$1,011
Production (net tons, excluding The Techs)	1,279,341	1,284,512	4,019,776	3,781,137	1,372,364	1,368,071

Steel Fabrication Operations**
Shipments (net tons)	78,205	70,005	222,829	205,376	68,606	76,018
Intercompany	(552)	(683)	(868)	(3,476)	(273)	(43)
Net shipments	77,653	69,322	221,961	201,900	68,333	75,975

Average selling price per ton shipped	$1,413	$1,403	$1,267	$1,308	$1,145	$1,227

Metals Recycling & Ferrous Resources ***
Shipments (net tons)
Ferrous	1,757,334	106,138	4,655,618	256,979	1,391,382	1,506,902
Scrap substitute	69,658	61,036	204,379	185,275	67,994	66,727
Intercompany	(783,893)	(135,039)	(2,036,623)	(391,232)	(531,886)	(720,844)
Net shipments	1,043,099	32,135	2,823,374	51,022	927,490	852,785

Non-ferrous (pounds)	241,651,104	—	734,586,194	—	238,787,934	254,147,156

Other Operations****
Shipments (net tons)	31,882	34,107	130,246	93,576	48,841	49,523
Intercompany	(35)	(156)	(345)	(293)	(222)	(88)
Net shipments	31,847	33,951	129,901	93,283	48,619	49,435

*

Steel Operations include the company’s Flat Roll Division, Structural and Rail Division, Engineered Bar Products Division, Roanoke Bar Division, Steel of West Virginia, and The Techs flat roll galvanizing operations (acquired July 2007).

**	Steel Fabrication Operations include the company’s five joist and deck fabrication operations.

***

Metals Recycling and Ferrous Resources Operations include Iron Dynamics, the company’s previously existing five scrap procurement and processing facilities, and most recently, OmniSource Corporation operations (acquired October 26, 2007) and Recycle South operations (acquired June 10, 2008).

****	Other Operations include Paragon Steel Enterprises and Dynamic Composites operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets
Cash and equivalents	$79,492	$28,486
Accounts receivable, net	1,122,648	714,123
Inventories	1,356,992	904,398
Deferred income taxes	12,023	10,427
Other current assets	61,977	38,795
Total current assets	2,633,132	1,696,229

Property, plant and equipment, net	1,997,495	1,652,097

Restricted cash	7,679	11,945

Intangible assets, net	625,537	514,547

Goodwill	781,555	510,983

Other assets	66,838	133,652
Total assets	$6,112,236	$4,519,453

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$710,152	$378,849
Income taxes payable	31,614	25,870
Accrued expenses	274,886	150,687
Accrued profit sharing	75,212	53,958
Senior secured revolving credit facility, matures 2012	575,000	239,000
Other current maturities of long-term debt	65,203	56,162
Total current liabilities	1,732,067	904,526

Long-term debt
Senior secured term A loan	519,900	481,250
7 3/8% senior notes, due 2012	700,000	700,000
6 3/4% senior notes, due 2015	500,000	500,000
7 3/4% senior notes, due 2016	500,000	—
4.0% convertible subordinated notes, due 2012	—	37,250
Other long-term debt	15,884	16,183
Total long-term debt	2,235,784	1,734,683

Deferred income taxes	333,025	301,470

Minority interest	8,939	11,038

Other liabilities	63,027	38,540

Commitments and contingencies

Stockholders’ equity
Common stock	544	542
Treasury stock, at cost	(720,835)	(457,368)
Additional paid-in capital	538,445	553,805
Other accumulated comprehensive income	—	21
Retained earnings	1,921,240	1,432,196
Total stockholders’ equity	1,739,394	1,529,196
Total liabilities and stockholders’ equity	$6,112,236	$4,519,453

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating activities:
Net income	$193,008	$100,591	$546,059	$296,696

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,359	33,853	156,153	96,096
Unamortized bond premium	—	—	—	(3,350)
Equity-based compensation	3,293	1,817	9,976	6,218
Deferred income taxes	(2,047)	(562)	(9,893)	(1,679)
Minority interest	(3,365)	107	(2,099)	(448)
Changes in certain assets and liabilities:
Accounts receivable	89,664	12,544	(307,540)	(21,204)
Inventories	(135,430)	35,212	(353,125)	(118,514)
Accounts payable	(76,554)	29,784	287,626	100,594
Income taxes payable	(32,114)	5,374	5,743	1,242
Other working capital	42,778	31,479	70,580	(7,284)
Net cash provided by operating activities	134,592	250,199	403,480	348,367

Investing activities:
Purchases of property, plant and equipment	(115,636)	(99,935)	(310,625)	(255,845)
Acquisition of businesses, net of cash acquired	—	(373,407)	(271,159)	(411,626)
Purchases of securities	—	—	(20,373)	—
Sales of securities	32,533	—	32,758	—
Other investing activities	(1,753)	169	2,176	7
Net cash used in investing activities	(84,856)	(473,173)	(567,223)	(667,464)

Financing activities:
Issuance of current and long-term debt	1,186,000	798,000	2,190,900	1,795,000
Repayment of current and long-term debt	(814,665)	(366,230)	(1,449,820)	(1,028,387)
Debt issuance costs	(28)	(2,603)	(7,544)	(10,591)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	2,029	4,113	19,483	20,260
Purchase of treasury stock	(439,166)	(197,867)	(485,293)	(433,183)
Dividends paid	(19,819)	(13,840)	(52,977)	(42,564)
Net cash provided by (used in) financing activities	(85,649)	221,573	214,749	300,535

Increase (decrease) in cash and equivalents	(35,913)	(1,401)	51,006	(18,562)
Cash and equivalents at beginning of period	115,405	12,212	28,486	29,373

Cash and equivalents at end of period	$79,492	$10,811	$79,492	$10,811

Supplemental disclosure information:
Cash paid for interest	$7,982	$4,563	$76,701	$22,921
Cash paid for federal and state income taxes	$153,938	$51,236	$315,847	$183,521